Exhibit 99.1

NEWS RELEASE

For: IMMEDIATE RELEASE

Contact: CHARLES S. HOWARD, PRESIDENT or DAVID A. MEINERT, EVP & CFO

Date: JULY 21, 2006

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS HIGHER SECOND QUARTER 2006 EARNINGS

Oskaloosa, Iowa -- MidWestOne Financial Group, Inc. announced that the Company earned $1,655,000, or $.44 per share basic, for the second quarter of 2006. Net income for the second quarter of 2006 increased 8 percent compared with $1,531,000, or $.41 per share basic, for the second quarter of 2005. Diluted earnings per share were $.44 for the second quarter of 2006 compared with $.40 for the second quarter of 2005. The Company reported net income of $3,574,000 for the first half of 2006, a 10 percent increase from the first six months of 2005. Basic earnings per share increased $.09 to $.96 for the first six months of 2006 compared to $.87 for the first half of 2005. Diluted earnings per share were $.95 for the first half of 2006 compared to $.85 per share for the six months ended June 30, 2005.

On January 6, 2006, the Company received the proceeds from the recovery of an agricultural loan that had been charged off in 2001. These proceeds included a loan principal recovery of $901,000 that was credited to the allowance for loan losses, $364,000 in waived interest that was credited to interest income on loans, and $50,000 credited to non-interest income for the reimbursement of attorney fees incurred by the Company in 2001. The interest income and fees recovered contributed $.07 to earnings per share in the first half of 2006.

Return on average assets for the Company was .96 percent for the second quarter of 2006 compared with .95 percent in the second quarter of 2005. Year-to-date return on average assets was 1.06 percent compared to 1.02 percent last year. The return on average shareholders' equity for the second quarter of 2006 improved to 11.02 percent from 10.55 percent for the quarter ended June 30, 2005. Year-to-date return on average equity was 12.06 percent in 2006, versus 11.37 percent in the first half of 2005. Cash dividends paid to shareholders increased to $.18 per share in the second quarter of 2006 compared to $.17 per share paid in the first quarter of 2006 and in each quarter of 2005.

The Company's net interest income for the second quarter of 2006 was $177,000, or 3 percent, lower in comparison to the quarter ended June 30, 2005. Net interest income for the first half of 2006 was $324,000 greater than what was earned for the six months ended June 30, 2005 as a result of the additional interest income on the previously charged-off loan. Net interest margin decreased to 3.98 percent for the second quarter of 2006 compared to 4.33 percent for the quarter ended June 30, 2005. The Company's net interest margin for the first half of 2006 was 4.25 percent versus 4.32 percent for the six months ended June 30, 2005. The Company's net interest margin declined for the second quarter and first half of 2006 compared to the same periods in 2005 due to the rising market interest rate environment in which interest-bearing liabilities are re-pricing at a quicker rate than are interest earning assets.

Total assets of the Company increased 4 percent to $701,407,000 at June 30, 2006 from $676,332,000 on December 31, 2005. Total assets increased $40,063,000, due to increased loan volumes, when comparing June 30, 2006 with the June 30, 2005 total of $661,344,000. Total deposits at June 30, 2006 were $512,347,000 versus $505,245,000 on December 31, 2005 and $466,111,000 at June 30, 2005.

The Company's total loans increased 10 percent at June 30, 2006 to $476,310,000 compared with the year-end 2005 balance of $433,437,000. Loans increased $60,799,000 in comparison with the June 30, 2005 total of $415,511,000. Growth in loans has come primarily from the Waterloo/Cedar Falls, Iowa market and from the Quad Cities area market. The Company opened its newest office location in Davenport, Iowa in January 2006. Total loans as a percentage of deposits were 93.0 percent on June 30, 2006, compared with 85.8 percent at December 31, 2005 and 89.1 percent on June 30, 2005.

Loan pool participations totaled $92,593,000 on June 30, 2006 compared with $103,570,000 on December 31, 2005 and $102,861,000 on June 30, 2005. The reduction from the December 31, 2005 balance is due to collections during the first half of 2006. The Company successfully bid on loan pool participations with a purchase cost of $11,767,000 in 2006 compared to loan pool participation purchases totaling $20,266,000 in 2005.

Non-performing loans (excluding loan pool participations) at June 30, 2006 decreased to $2,660,000 compared with $3,352,000 on December 31, 2005 and $2,301,000 at June 30, 2005. At June 30, 2006, non-performing loans were .56 percent of total loans compared with .77 percent of total loans on December 31, 2005 and .55 percent at June 30, 2005. The decrease in non-performing loans along with the increase in total loans helped significantly improve this ratio in 2006. Other real estate owned at June 30, 2006 decreased to $440,000 from the year-end 2005 total of $2,473,000. During 2006, the Company reduced other real estate owned through the sale of a truck stop/convenience store complex that was in the process of foreclosure. The amount carried in other real estate owned related to this complex was $2,250,000 as of December 31, 2005. The Company did not incur any gain or experience any loss as a result of this situation. Other real estate owned represents property held by the Company following foreclosure and is recorded at its estimated fair value.

The Company did not record a provision for loan losses in the first half of 2006 due to the January recovery of the prior year loan charged off as discussed previously. During the second quarter of 2005, the Company's provision for loan losses totaled $108,000 and for the first half of 2005, the provision for loan losses was $299,000. During the second quarter of 2006, the Company charged off net loans totaling $114,000 compared to $133,000 in the second quarter of 2005. During the first half of 2006, the Company charged off loans totaling $378,000 and recognized recoveries of loans previously charged off totaling $1,046,000, which resulted in net loan recoveries of $668,000. This compares to net loans charged off of $163,000 for the six months ended June 30, 2005. At June 30, 2006, the Company's allowance for loan losses was $5,679,000, which was 1.19 percent of total loans. At December 31, 2005, the allowance for loan losses was $5,011,000, or 1.16 percent of total loans, and was $4,881,000 at June 30, 2005, which was 1.17 percent of total loans.

Non-interest income increased $511,000, or 47 percent, for the quarter ended June 30, 2006 compared with the second quarter of 2005. Non-interest income increased $956,000, or 46 percent, for the six months ended June 30, 2006 compared to the first half of 2005. Deposit service charges, brokerage fees, insurance commissions, secondary market mortgage origination fees and other operating income all increased in the second quarter and first half of 2006, compared with the same periods in 2005. Brokerage fees increased as a result of additional sales activity compared to the previous year periods. Cook & Son Agency, Inc. was acquired in September 2005, with the additional insurance commission revenue of $234,000 now contributing to non-interest income. The Company had no security gains or losses from sales in the second quarter of 2006 and recognized security losses from sales of $126,000 for the first half of 2006. This compares to security losses from sales of $44,000 and $54,000 for the quarter and six months ended June 30, 2005, respectively.

Non-interest expense increased $266,000, or 5 percent, in the second quarter of 2006, compared with the second quarter of 2005. Non-interest expense increased $1,150,000, or 12 percent, for the six months ended June 30, 2006 compared to the first half of 2005. Most of the increase in non-interest expense is attributable to salaries and employee benefit costs. The Company has increased its number of employees with the new Davenport office and the addition of the insurance subsidiary in September 2005, which resulted in higher personnel costs. Other operating expense also was higher, primarily due to expenses related to merging the four bank charters into one bank.

Effective January 1, 2006, the Company consolidated its four subsidiary banks into one charter known as MidWestOne Bank, with headquarters in Oskaloosa, Iowa. All the banks' existing offices were retained. Management believes that the consolidation offers added benefits and conveniences to the bank's customers as well as improving operating efficiencies for the Company in the long-term.

The Company's board of directors approved a stock repurchase program on April 28, 2006 that allowed management to repurchase up to $2,000,000 of the outstanding shares through December 31, 2006. Following this announcement, management has repurchased 30,000 shares on the open market totaling $580,750 through June 30, 2006.

MidWestOne Financial Group, Inc. joined the Russell Microcap Index as of June 30, 2006. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Oskaloosa, Iowa. The Company's bank subsidiary is MidWestOne Bank with office locations in Oskaloosa, Belle Plaine, Burlington, Davenport, Fairfield, Fort Madison, Hudson, North English, Ottumwa, Pella, Sigourney, Wapello and Waterloo, Iowa. MidWestOne Investment Services, Inc. provides retail brokerage and financial planning services throughout the banking offices of the Company. Cook & Son Agency, Inc. provides personal and business insurance services in Pella, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the Nasdaq Global Market under the symbol "OSKY". The Company's web site can be found at www.midwestonefinancial.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause the actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

MIDWESTONE FINANCIAL GROUP, INC.
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY

(unaudited)	QUARTER ENDED		SIX MONTHS ENDED
(in thousands, except share & per share data)	JUNE 30,		JUNE 30,
	2006	2005	2006	2005
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$ 9,031	$ 7,407	$ 17,700	$ 14,419
Interest income and discount on loan pool participations	2,183	2,583	4,792	5,339
Total interest income	11,214	9,990	22,492	19,758
Total interest expense	5,016	3,615	9,504	7,094
Net interest income	6,198	6,375	12,988	12,664
Provision for loan losses	-	108	-	299
Non-interest income	1,602	1,091	3,041	2,085
Non-interest expense	5,315	5,049	10,649	9,499
Income before tax	2,485	2,309	5,380	4,951
Income tax expense	830	778	1,806	1,690
Net income	$ 1,655	$ 1,531	$ 3,574	$ 3,261

Per Share Data:
Net income - basic	$0.44	$0.41	$0.96	$0.87
Net income - diluted	$0.44	$0.40	$0.95	$0.85
Dividends declared	$0.18	$0.17	$0.35	$0.34
Weighted average shares outstanding	3,702,483	3,764,908	3,704,396	3,764,315
Weighted average diluted shares outstanding	3,775,948	3,844,517	3,773,069	3,850,162

Performance Ratios:
Return on average assets	0.96%	0.95%	1.06%	1.02%
Return on average equity	11.02%	10.55%	12.06%	11.37%
Net interest margin (FTE)	3.98%	4.33%	4.25%	4.32%
Net loan charge-offs (recoveries)/average loans	0.10%	0.13%	(0.30%)	0.08%

		JUNE 30,		December 31,
		2006	2005	2005
Selected Balance Sheet Data - At Period End:
Balances:
Total assets		$ 701,407	$ 661,344	$ 676,332
Loans, net of unearned income		476,310	415,511	433,437
Allowance for loan losses		5,679	4,881	5,011
Loan pool participations		92,593	102,861	103,570
Total deposits		512,347	466,111	505,245
Total shareholders' equity		59,863	58,212	58,386

Per Share Data:
Book value		$16.22	$15.56	$15.77
Tangible book value		$12.25	$11.73	$11.77
Common shares outstanding		3,689,628	3,740,365	3,701,387

Financial Ratios:
Total shareholders' equity/total assets		8.53%	8.80%	8.63%
Total loans/total deposits		92.97%	89.14%	85.79%
Nonperforming loans/total loans		0.56%	0.55%	0.77%
Allowance for loan losses/total loans		1.19%	1.17%	1.16%
Allowance for loan losses/nonperforming loans		213.48%	212.15%	149.47%